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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 Current Report


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) - January 14, 2004
                                                          ----------------


                            Distinctive Devices Inc.
                            ------------------------
           (Exact name of the registrant as specified in its charter)


Delaware                                0-2749                  13-1999951
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(State or other jurisdiction   (Commission file number)      (I.R.S Employer
of incorporation)                                          Identification No.)





             One Bridge Plaza, Suite 100, Fort Lee, New Jersey 07024
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




       Registrant's telephone number, including area code - (201) 363-9922
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Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

          On January 14, 2004, Distinctive Devices Inc., a Delaware corporation (the "Company") completed its acquisition of all of the outstanding capital stock of galaxis technology AG, a German stock corporation ("galaxis"), from Media Hill Communication Beratungs- und Vertriebs GmbH, a German corporation ("Media Hill"), the sole shareholder of galaxis, in exchange for 6,400,000 shares of the Company's Common Stock, US$0.001 par value, pursuant to a Share Purchase Agreement. In addition, the Company made a US$2,000,000 capital contribution to galaxis, including converting a prior loan to galaxis in the principal amount of US $1 million into equity, and is to make an additional capital contribution of US$1,000,000 no later than thirty (30) days after closing.

          Galaxis, located in Lubeck, Germany, is primarily engaged in the business of developing digital television software and set-top box technology for marketing in the European Union. Galaxis is the initiator and proprietor of the LinuxTV(TM) operating system empowering MHP (multi-media home platform), the new international DVB (digital video broadcast) standard for interactive digital television, which it licenses to other manufacturers in the EU and elsewhere. The Company's Indian subsidiary and galaxis are finalizing the production of digital set-top boxes for the Indian market.

          Galaxis and its 100% subsidiary, OmniScience Multimedia Lab GmbH, a German corporation, have existing credit agreements with Lloyds TSB Bank plc (the "Bank"). As security for the obligations to the Bank, the Company issued an additional 3,000,000 shares (the "Pledged Shares") of Common Stock to galaxis which galaxis has pledged to the Bank and, in addition, the Company pledged 60% of the outstanding galaxis capital stock to the Bank, pursuant to Pledge Agreements. After the Bank obligations are fully satisfied, it will release the pledges and galaxis will return the Pledged Shares to the Company.

          Upon closing, Mr. Winfried Klimek, Chief Executive Officer of galaxis, was added to the Board of Directors of the Company. Media Hill has obtained the right to designate three additional directors, and the Company's Board will be increased to eight members upon their designation.

          Upon closing, Mr. Klimek entered into an employment agreement with the Company whereby he will serve as Chief Executive Officer of galaxis for a period of three years at an annual compensation of (euro)180,000 . In addition, the Company granted options to Mr. Klimek to purchase 1,250,000 shares of the Company's Common Stock at an exercise price of US$0.70 per share, 25% of the shares vesting six (6) months after grant, and 25% of the shares to vest on each of the first here anniversary dates of the closing, exercisable for five years from the closing, with these options securing Media Hill's indemnification obligations under the Share Purchase Agreement.

          As of January 14, 2004, the Company sold to one investor 1,000,000 shares of Common Stock, together with warrants to purchase 2,000,000 shares of Common Stock exercisable at $1.00 per share for ten years, for $1,000,000. The Company has the right for a period of 12 months to repurchase the 1,000,000 shares of Common Stock at a price of $1.50 per share. The $1,000,000 was used as


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part of the Company's capital contribution to galaxis on the closing of the
Share Purchase Agreement.

          In addition, on January 13, 2004, the Company granted stock options to Sanjay Mody, President and CEO, and to Earl Anderson, Secretary of the Company, for 1,000,000 shares and 250,000 shares, respectively, of Common Stock, exercisable at $.70 per share for five years, for their past services, including their services in connection with the galaxis acquisition.

          For more information regarding the acquisition transaction, reference is made to the Exhibits filed with this report.

Item 7. Financial Statements and Exhibits
        ---------------------------------

       (a)  Financial Statements of the Business Acquired

          (1) Any audited financial statements required by this Item will be filed with an amendment to this Form 8-K within the specified time period.

          (2) Any unaudited financial statements required by this Item will be filed with an amendment to this Form 8-K within the specified time period.

       (a)  Pro forma financial information

          Any pro forma financial statements required by this Item will be filed with an amendment to this Form 8-K within the specified time period.

       (c)  Exhibits

          2.1 Share Purchase Agreement, dated as of January 14, 2004, between Distinctive Devices Inc. and Media Hill Communication Beratungs- und Vertriebs GmbH.

          10.1 Registration Rights Agreement, dated as of January 14, 2004, between Distinctive Devices Inc. and Media Hill Communication Beratungs- und Vertriebs GmbH.

          10.2 Confidentiality and Non-Competition Agreement, dated as of January 14, 2004, among Distinctive Devices Inc., Media Hill Communication Beratungs- und Vertriebs GmbH, Winfried Klimek and Hans-Jurgen Klimek.

          10.3 Pledge Agreement, dated as of January 14, 2004, between galaxis technology AG and Lloyds TSB Bank plc.

          10.4 Escrow Agreement, dated as of January 14, 2004, between Distinctive Devices, Inc., Lloyds TSB Bank plc and Martin Gollasch, as notary.

          10.5 Klimek Employment Agreement, dated as of January 14, 2004, between Distinctive Devices Inc. and Winfried Klimek.

          10.6 Klimek Option Agreement, dated as of January 14, 2004, between Distinctive Devices Inc. and Winfried Klimek.


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          99.1 Press release dated as of January 19, 2004.


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                                    SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    DISTINCTIVE DEVICES, INC.


                                    By:  /s/ Sanjay Mody
                                         ---------------------------------------
                                         Name:     Sanjay Mody
                                         Title:    President and CEO


Dated:  January 19, 2004


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